Exhibit 99.3

Landstar System, Inc.

Selected Consolidated Financial Data

(Dollars in thousand, except per share amounts)

(unaudited)

	Fiscal Years				39 weeks ended September 28,
Income statement data:	2009	2010	2011	2012	2013
Revenue	$1,998,459	$2,380,112	$2,628,374	$2,770,799	$1,972,805

Investment income	1,268	1,558	1,705	1,563	1,111

Costs and expenses
Purchased transportation	1,503,520	1,824,308	2,007,666	2,130,323	1,512,677
Commission to agents	160,571	181,354	209,917	218,122	156,377
Other operating costs	27,471	26,744	28,285	22,582	15,396
Insurance and claims	45,813	49,156	42,638	37,289	36,907
Selling, general and administrative	126,474	132,839	136,841	138,094	94,967
Depreciation and amortization	22,682	23,165	23,905	25,213	20,743

Total costs and expenses	1,886,531	2,237,566	2,449,252	2,571,623	1,837,067

Operating income	113,196	144,104	180,827	200,739	136,849
Interest and debt expense	4,030	3,624	3,109	3,110	2,367

Income from continuing operations before income taxes	109,166	140,480	177,718	197,629	134,482

Income taxes	39,520	51,223	66,175	71,063	50,736

Income from continuing operations	69,646	89,257	111,543	126,566	83,746

Discontinued operations:
Income (loss) from operations of discontinued component	749	(1,743)	1,464	3,215	2,706

Income (loss) from discontinued operations	749	(1,743)	1,464	3,215	2,706

Net income	$70,395	$87,514	$113,007	$129,781	$86,452

EPS - Continuing operations	$1.36	$1.80	$2.35	$2.71	$1.81
Diluted EPS - Continuing operations	$1.36	$1.80	$2.35	$2.70	$1.81

EPS - Discontinued operations	$0.02	$(0.03)	$0.03	$0.07	$0.06
Diluted EPS - Discontinued operations	$0.01	$(0.03)	$0.03	$0.07	$0.06

Earnings per share	$1.38	$1.77	$2.38	$2.78	$1.87
Diluted earnings per share	$1.37	$1.77	$2.38	$2.77	$1.87

Dividends paid per common share	$0.170	$0.190	$0.210	$0.730	$—

Balance sheet data:	Dec 26, 2009	Dec 25, 2010	Dec 31, 2011	Dec 29, 2012	Sep 28, 2013
Total assets	$648,792	$683,882	$808,449	$879,421	$950,932
Long-term debt, including current maturities	92,898	121,611	132,342	114,141	118,056
Shareholders’ equity	268,151	250,967	300,577	379,454	423,261

All information above has been adjusted for the completion of the sale of Landstar Supply Chain Solutions, Inc., including its wholly owned subsidiary, Landstar Supply Chain Solution LLC (collectively, “LSCS”), to XPO Logistics, Inc. (the “Transaction”) and the treatment of LSCS as a discontinued operation effective December 28, 2013.